Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION

OF

RICOH COMPANY, LTD.

(As amended on June 25, 2009)

Chapter I. General Provisions

(Trade Name)

Article 1. The name of the Company shall be Kabushiki Kaisha Ricoh and shall be expressed as RICOH COMPANY, LTD. in English.

(Location of Head Office)

Article 2. The Company shall have its head office in Ohta-ku, Tokyo.

(Objectives and Purposes)

Article 3. The objectives and purposes of the Company shall be to engage in the following businesses:

1.	Manufacture, sale, installation work and electrical communication work of optical, office, audio, electric and measuring equipment, other general machinery and equipment and accessories and supplies therefor;

2.	Manufacture and sale of photographic sensitive materials and duplicating papers;

3.	Manufacture and sale of various raw materials for photographic sensitive materials, and various chemical materials for chemical industries;

4.	Manufacture, processing and sale of papers, pulps, textiles, general merchandise and by-products thereof;

5.	Investment in, or sale of the products of, other companies;

6.	Import and export of the goods described in any of the foregoing items and other goods of every kind and description;

7.	Casualty insurance agent business and insurance agent business under the Automobile Liability Security Law of Japan;

8.	Mail order business through the Internet, facsimile and telephone, etc.; and

9.	Any and all business incidental or relating to any of the foregoing items.

(Organizations)

Article 4. In addition to the general meeting of shareholders and directors, the Company shall have the following organizations:

i)	Board of Directors;

ii)	Corporate Auditors;

iii)	Board of Corporate Auditors; and

iv)	Accounting Auditors.

(Method of Public Notices)

Article 5. All public notices made by the Company shall be published in the Nihon Keizai Shimbun.

Chapter II. Shares

(Total Number of Authorized Shares)

Article 6. The Company shall issue shares and the total number of authorized shares of the Company shall be one billion and five hundred million (1,500,000,000) shares.

(Acquisition of the Company’s Own Shares)

Article 7. The Company may acquire its own shares by resolution of the Board of Directors pursuant to Paragraph 2, Article 165 of the Corporation Law.

(Number of Shares Constituting One Unit)

Article 8. The number of shares constituting one unit of shares of the Company shall be one thousand (1,000) shares.

(Rights Concerning Shares Less Than One Unit)

Article 9. A shareholder of the Company shall not have rights other than those described below with respect to the shares less than one unit:

i)	The right described in each Item of Paragraph 2, Article 189 of the Corporation Law.

ii)	The right to make a request under the provision of Paragraph 1, Article 166of the Corporation Law.

iii)	The right to receive allocation of shares or stock acquisition rights, proportionate to the number of shares held by the shareholder, in the event the Company offers its shares or stock acquisition rights.

iv)	The right to make a request provided for in the following Article.

(Sale of Shares Less Than One Unit to Constitute One Unit)

Article 10. A shareholder of the Company may request that the Company sell such number of shares which, together with the number of shares less than one unit held by the shareholder, constitute one unit of shares, in accordance with the Share Handling Regulations.

(Administrator of Shareholders Registry)

Article 11.

1. The Company shall have an administrator of the shareholders registry.

2. The administrator of shareholders registry and its handling office shall be determined by resolution of the Board of Directors and public notice shall be given thereof.

3. The Company shall entrust the administrator of shareholders registry with tasks such as preparing and keeping the shareholders registry and the stock acquisition rights registry of the Company, and other business pertaining to the shareholders registry and the stock acquisition rights registry. The Company shall not handle the above matters.

(Share Handling Regulations)

Article 12. The business and the service charges pertaining to the shares of the Company shall be governed by laws and regulations, these Articles of Incorporation and the Share Handling Regulations established by the Board of Directors.

Chapter III. General Meeting of Shareholders

(Convocation)

Article 13. An ordinary general meeting of shareholders shall be convened in June each year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

(Record Date of the Ordinary General Meeting of Shareholders)

Article 14. The record date for the exercise of shareholders’ voting rights at the ordinary general meeting of shareholders shall be March 31 of each year.

(Exercise of Voting Rights by Proxy)

Article 15.

1. A shareholder may exercise such shareholder’s voting rights by proxy who shall also be another shareholder of the Company that has voting rights.

2. Such shareholder or proxy shall submit a document certifying the power of attorney to the Company for each general meeting of shareholders.

(Person with the Right to Convene Meetings and Chairman)

Article 16.

1. A meeting of the shareholders shall be convened and presided over by the Representative Director appointed in advance by the Board of Directors.

In case the Representative Director prescribed in the immediately preceding paragraph is unable to act, one of the other directors shall convene and preside over the meeting of the shareholders in accordance with the order determined in advance by the Board of Directors.

(Disclosure and Deemed Provision of Reference Materials and Others for General Meeting of Shareholders via the Internet)

Article 17. In the course of convocation of the general meeting of shareholders, the Company may deem that the information regarding the matters which should be described or shown in the reference materials for the general meeting of shareholders, business reports, financial statements and consolidated financial statements have been provided to the shareholders by disclosing them via the Internet in accordance with the Ministerial Ordinance of the Ministry of Justice.

(Resolutions of General Meeting of Shareholders)

Article 18.

1. Except as otherwise provided for in laws and regulations or these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present thereat who are entitled to vote.

2. Resolutions provided for in Paragraph 2, Article 309 of the Corporation Law shall be adopted by not less than two-thirds (2/3) of votes of the shareholders present at the meeting where the shareholders holding not less than one-third (1/3) of votes of the shareholders who are entitled to exercise their votes are present.

(Minutes)

Article 19. The proceedings in outline and the results of general meeting of shareholders and other matters provided for in laws and regulations shall be entered in the minutes, which shall bear the names and seals of the chairman of the meeting and the directors present, and such minutes shall be kept at the Company.

Chapter IV. Directors and Board of Directors

(Number)

Article 20. The Company shall have fifteen (15) or less directors.

(Election)

Article 21.

1. Directors shall be elected at a general meeting of shareholders.

2. Resolutions for the election of directors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding not less than one-third (1/3) of the votes of the shareholders who are entitled to exercise their votes are present.

3. Cumulative voting shall not be used for resolutions for the election of directors.

(Term of Office)

Article 22.

1. The terms of office of directors shall be until the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year which ends within two (2) years after their election.

2. The term of office of a director who is elected as the substitute for a director who has resigned from office before the expiration of the term of office, or elected to increase the number of directors, shall continue until the expiration of the term of office of the other directors currently in office.

(Representative Directors)

Article 23. Representative Directors shall be elected by resolution of the Board of Directors.

(Person with the Right to Convene Meetings of Board of Directors and Chairman)

Article 24.

1. A meeting of the Board of Directors shall be convened and presided over by the Director appointed in advance by the Board of Directors.

2. In case the Director prescribed in the immediately preceding paragraph is unable to act, one of the other directors shall convene and preside over the meeting of the Board of Directors in accordance with the order determined in advance by the Board of Directors.

(Convocation of Meetings of Board of Directors)

Article 25.

1. Convocation notice of a meeting of the Board of Directors shall be dispatched to each director and each corporate auditor three (3) days before the date of the meeting; provided, however, that such period may be shortened in case of emergency.

2. A meeting of the Board of Directors may be held without going through the procedure for convening, if so agreed by all the directors and the corporate auditors.

(Resolutions of Meetings of Board of Directors)

Article 26.

1. The Board of Directors shall decide important matters concerning the execution of business and affairs of the Company as well as such matters as are provided for in laws and regulations.

2. Resolutions of the Board of Directors shall be adopted by the affirmative vote of a majority of the directors present at the meeting where the majority of directors entitled to participate in the vote are present.

(Omission of Resolution of Board of Directors)

Article 27. The Company shall deem that the resolution of the Board of Directors has been adopted if the requirements under Article 370 of the Corporation Law are satisfied.

(Remuneration and other interests)

Article 28. Remuneration, bonus and other property interests delivered by the Company as a consideration for the execution of the duties (hereinafter referred to as the “Remuneration, Etc.”) as Directors shall be determined by resolution at a general meeting of shareholders.

(Exemption of Liability of Outside Directors)

Article 29. The Company may enter into an agreement with outside directors under which their liability for damages due to the failure in executing their duties shall be limited in accordance with the provisions of Paragraph 1, Article 427 of the Corporation Law; provided, however, that the limit of liability under such agreement shall be the predetermined amount of not less than ten million (10,000,000) yen, or the amount provided for under the laws and regulations, whichever is higher.

Chapter V. Corporate Auditors and Board of Corporate Auditors

(Number)

Article 30. The Company shall have five (5) or less corporate auditors.

(Election)

Article 31.

1. Corporate auditors shall be elected at a general meeting of shareholders.

2. Resolutions for the election of corporate auditors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding not less than one-third (1/3) of the votes of the shareholders who are entitled to exercise their votes are present.

(Term of Office)

Article 32.

1. The term of office of corporate auditors shall be until the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year which ends within four (4) years after their election.

2. The term of office of a corporate auditor who is elected as the substitute for a corporate auditor who has resigned from office before the expiration of the term of office shall continue until the expiration of the term of office of the retired corporate auditor.

(Person with the Right to Convene Meetings of Board of Corporate Auditors)

Article 33. A meeting of the Board of Corporate Auditors shall be convened by each corporate auditor.

(Convocation of Meetings of Board of Corporate Auditors)

Article 34.

1. Convocation notice of a meeting of the Board of Corporate Auditors shall be dispatched to each corporate auditor three (3) days before the date of the meeting; provided, however, that such period may be shortened in case of emergency.

2. A meeting of the Board of Corporate Auditors may be held without going through the procedure for convocation, if so agreed by all the corporate auditors.

(Resolutions of Meetings of Board of Corporate Auditors)

Article 35.

1. The Board of Corporate Auditors shall decide matters concerning the audit policy, the methods for investigating the state of the business and property and the execution of other duties of corporate auditors as well as such matters as are provided for in laws and regulations.

2. Except as otherwise provided for in laws and regulations, resolutions at a meeting of the Board of Corporate Auditors shall be adopted by a majority of the corporate auditors.

(Full-Time Corporate Auditor)

Article 36. A full-time corporate auditor or auditors shall be elected by resolution of the Board of Corporate Auditors.

(Remuneration and other interests)

Article 37. Remuneration, Etc. of corporate auditors shall be determined by resolution at a general meeting of shareholders.

(Exemption of Liability of Outside Corporate Auditors)

Article 38. The Company may enter into an agreement with outside corporate auditors under which their liability for damages due to the failure in performing their duties shall be limited in accordance with the provisions of Paragraph 1, Article 427 of the Corporation Law; provided, however, that the limit of liability under such agreement shall be the predetermined amount not less than five million (5,000,000) yen, or the amount provided for under the laws and regulations, whichever is higher.

Chapter VI. Accounts

(Fiscal Year)

Article 39. The fiscal year of the Company shall be one year from April 1 of each year to March 31 of the following year.

(Record Date for Dividends at Fiscal Year End)

Article 40. The record date for the dividends to be paid by the Company at the end of fiscal year shall be March 31 of each year.

(Interim Dividends)

Article 41. The Company may, by resolution of the Board of Directors, pay interim dividends with September 30 of each year as the record date.

(Period of Limitations for Dividends)

Article 42. In the event dividends are to be made in cash, if dividends have not been received within three (3) years from the commencement date of the payment of such dividends, the Company shall be released from its obligation to make such payment.

Supplementary Provision

Article 1. The Company’s register of lost share certificates shall be kept in the place of business of the administrator of shareholders registry. The services related to entry and recording in the register of lost share certificates shall be entrusted to the administrator of shareholders registry. The Company shall not handle the above matters.

Article 2. Recording in the Company’s register of lost share certificates shall be governed by laws and regulations, these Articles of Incorporation and the Share Handling Regulations established by the Board of Directors.

Article 3. The provisions of Articles 1 through 3 of these Supplementary Provisions shall be deleted effective January 6, 2010.